Exhibit 99.1

EVgo to Participate in Virtual Investor Conferences in September

LOS ANGELES – September 7, 2021 - EVgo Inc. (Nasdaq: EVGO) (“EVgo” or the “Company”), the nation’s largest public fast charging network for electric vehicles (“EVs”) and first powered by 100% renewable electricity, today announced that members of its executive leadership team will be presenting and meeting with investors at the following upcoming conferences:

●	Cowen’s 14th Annual Global Transportation & Sustainable Mobility Conference on September 9, 2021
●	Evercore ISI’s Autotech & AI Forum on September 21, 2021

EVgo’s “fireside chat” presentation at the Cowen conference is scheduled for 3:20 PM ET on September 9, 2021. A live webcast link of the presentation chat can be accessed via the link provided below, or by visiting the Events & Presentations section of EVgo’s Investor Relations website. A replay of the presentation will be available for 180 days following the event.

For Cowen: Live and replay webcast link: https://wsw.com/webcast/cowen100/evgo/2009053

EVgo’s presentation at the Evercore ISI conference is scheduled for 2:45 PM ET on September 21, 2021.  A live webcast link of the presentation can be accessed via the link provided below, or by visiting the Events & Presentations section of EVgo’s Investor Relations website.  A replay of the presentation will be available for 180 days following the event.

For Evercore ISI: Live and replay webcast link: https://wsw.com/webcast/evercore20/evgo/2361837

About EVgo

EVgo (Nasdaq: EVGO) is the nation’s largest public fast charging network for electric vehicles, and the first to be powered by 100% renewable energy. With more than 800 fast charging locations, EVgo’s owned and operated charging network serves over 68 metropolitan areas across 35 states and more than 275,000 customer accounts. Founded in 2010, EVgo leads the way on transportation electrification, partnering with automakers; fleet and rideshare operators; retail hosts such as hotels, shopping centers, gas stations and parking lot operators; and other stakeholders to deploy advanced charging technology to expand network availability and make it easier for drivers across the U.S. to enjoy the benefits of driving an EV. As a charging technology first mover, EVgo works closely with business and government leaders to accelerate the ubiquitous adoption of EVs by providing a reliable and convenient charging experience close to where drivers live, work and play, whether for a daily commute or a commercial fleet.

For Investors:

Ted Brooks, VP of Investor Relations

investors@evgo.com

310-954-2943

For Media:

press@evgo.com